Exhibit 5.1

December 8, 2016

Blueprint Medicines Corporation
38 Sidney Street, Suite 200

Cambridge, MA 02139

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of the registration statement on Form S-3 (File No. 333-211266) (as amended or supplemented, the “Registration Statement”) filed on July 25, 2016 by Blueprint Medicines Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on July 25, 2016. Reference is made to our opinion letter dated May 10, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 6, 2016 by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) covered by the Registration Statement. The Shares are being sold to the several underwriters named in, and pursuant to, the Underwriting Agreement dated December 7, 2016 by and among the Company and such underwriters (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.

Blueprint Medicines Corporation

December 8, 2016

In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP